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                                                                     EXHIBIT 3.7

                            CERTIFICATE OF AMENDMENT
                                       TO
                          CERTIFICATE OF INCORPORATION
                                       OF
                           SPECTRASITE HOLDINGS, INC.

                             PURSUANT TO SECTION 242
                        OF THE GENERAL CORPORATION LAW OF
                              THE STATE OF DELAWARE

        SPECTRASITE HOLDINGS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (hereinafter called the "CORPORATION"), does hereby certify as follows:

        By unanimous written consent in lieu of a meeting of the Board of Directors of the Corporation, pursuant to Section 141(f) of the General Corporation Law of the State of Delaware, a resolution was duly adopted pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth an amendment to the Certificate of Incorporation of the Corporation, as amended (the "CERTIFICATE OF INCORPORATION"), and declaring said amendment to be advisable. The stockholders of a majority of the issued and outstanding capital stock of the Corporation duly approved said amendment by written consent in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware. The resolution setting forth the amendment is as follows, and the Certificate of Incorporation is hereby amended accordingly:

        RESOLVED: That the first sentence of Section 4.1 of the Certificate of Incorporation be deleted in its entirety and the following sentence inserted in lieu thereof:

                "4.1    AUTHORIZED SHARES. The total number of shares of capital
        stock which the Corporation shall have authority to issue is Thirty Million Four Hundred Sixty-Two Thousand Eight Hundred Thirty (30,462,830) shares, divided into Twenty Million (20,000,000) shares of common stock, $0.001 par value per share ("COMMON STOCK"), and Ten Million Four Hundred Sixty-Two Thousand Eight Hundred Thirty (10,462,830) shares of preferred stock, $0.001 par value per share (the "PREFERRED STOCK")."

                IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be affixed hereto and this Certificate of Amendment to be signed by its President and attested by its Secretary this 18th day of August, 1998.

                                                 SPECTRASITE HOLDINGS, INC.


                                                 By: /s/ STEPHEN H. CLARK
                                                     ---------------------------
                                                     Stephen H. Clark, President

ATTEST:

By: /s/ DAVID P. TOMICK
    ----------------------------
    David P. Tomick, Secretary